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MEDIA LOGIC
310 South Street
Plainville, MA 02762
(508) 695-2006

CONTACT:  Paul M. O'Brien          Richard Adler/Arthur Dimond
          MediaLogic, Inc.         Dimond Communications Group, Inc.
          (508) 695-2006           (617) 424-8373
          mladl@aol.com            adler@dimondgroup.com

FOR RELEASE:     Immediate


                      MEDIALOGIC ANNOUNCES NEW PRESIDENT

           FORMER STORAGE COMPUTER EXEC, SCORZIELLO, NAMED TO POST

     PLAINVILLE, MA--February 27, 1998--MediaLogic, Inc. (AMEX:TST), a leading developer and manufacturer of automated data library systems, today announced the appointment, effective immediately, of Gregory Scorziello as the Company's President and Chief Executive Officer.

     Mr. Scorziello brings 14 years of worldwide storage industry Sales and General Management experience to MediaLogic. He will succeed William E. Davis, who is leaving the Company to pursue other interests.

     Prior to joining MediaLogic, Mr. Scorziello was Senior Vice President in charge of worldwide field operations for Storage Computer Corporation, a BUSINESS WEEK high growth company, where he achieved record revenues and profits in 1997, overseeing two international joint ventures, two international subsidiaries, and over 30 distribution partners worldwide.

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    Prior to joining Storage Computer, Mr. Scorziello spent 11 years with EMC
Corporation, a 2.9 billion dollar manufacturer of high-end storage systems for mainframe, Unix, and NT processors, setting up and managing various direct and indirect sales operations in Western and Eastern Europe, Asia Pacific, Middle East, Africa, and Latin America.

     Scorziello said, "MediaLogic's innovative, scalable library systems enable businesses to invest in strategic back-up solutions which support all major media technologies. Additionally, MediaLogic's family of products is highly scalable both in performance and capacity to meet business growth and change.

     "The MediaLogic family of products also provides unparalleled connectivity with all major systems, including MicroSoft NT, Novell, Unix, VMS, Sun Solaris, and Apple Mac-based server platforms. Further, MediaLogic is extremely well positioned to capture a significant share of the rapidly growing Sony AIT market, which offers significant price performance advantages over all other tape technologies."

     Paul O'Brien, the Company's CFO, stated: "In moving forward, we are extremely pleased to have someone with Greg's capabilities and experience leading MediaLogic. Through his years at EMC and, more recently, Storage Computer, he has built an outstanding reputation in the storage industry and in the business community as a whole. We believe that he has the marketing background and business acumen to further strengthen MediaLogic's presence in the fast-growing data storage market."

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     The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding development and sales of the Company's ADL product line. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.

     MediaLogic, Inc., founded in 1982, is a leading developer and manufacturer of tape-based automated data libraries designed to meet corporate information management needs. The Company also provides evaluation equipment for computer disks and tapes, and manufactures AccuCopy industrial disk drives for high reliability applications.

     For further information on MediaLogic and its products, visit the Company's Web site at http://www.ADLinc.com.

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